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                                                                 Exhibit (h)(86)
Form of

July 6, 2009

Mr. Gregory A. Frost
Janus Services LLC
151 Detroit Street
Denver, Colorado 80206

Dear Mr. Frost:

Attached are revised Appendices A and B to the Amended and Restated Transfer Agency Agreement dated June 18, 2002, as may be further amended from time to time (the "Agreement"), between Janus Investment Fund (the "Trust") and Janus Services LLC ("Janus Services"). The purpose of the revision is to add 10 new series (1) INTECH Risk-Managed Growth Fund, (2) INTECH Risk-Managed International Fund, (3) INTECH Risk-Managed Value Fund, (4) Janus Forty Fund,
(5) Janus Global Real Estate Fund, (6) Janus International Equity Fund, (7) Janus International Forty Fund, (8) Janus Long/Short Fund, (9) Janus Modular Portfolio Construction Fund and (10) Perkins Large Cap Value Fund, as additional portfolios of the Trust effective on or about July 6, 2009. Appendix B has also been amended to delete the annual per account charge and to add or update the various share classes available, but not necessarily currently offered by each existing or new series, under the Trust. Pursuant to Section 9 of the Agreement, the Trust hereby requests that Janus Services acknowledge its acceptance of the terms contained in the revised Appendices.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND


By:
    ---------------------------------
    Stephanie Grauerholz-Lofton
    Vice President, Chief Legal
    Counsel and Secretary


JANUS SERVICES LLC


By:
    ---------------------------------
    Gregory A. Frost
    Executive Vice President and
    Chief Financial Officer

Agreed to this 6th day of July, 2009.
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                                            Revised effective as of July 6, 2009

                                   APPENDIX A

INTECH Risk-Managed Core Fund
INTECH Risk-Managed Growth Fund
INTECH Risk-Managed International Fund
INTECH Risk-Managed Value Fund
Janus Balanced Fund
Janus Contrarian Fund
Janus Enterprise Fund
Janus Flexible Bond Fund
Janus Forty Fund
Janus Fund
Janus Global Life Sciences Fund
Janus Global Opportunities Fund
Janus Global Real Estate Fund
Janus Global Research Fund
Janus Global Technology Fund
Janus Government Money Market Fund
Janus Growth and Income Fund
Janus High-Yield Fund
Janus International Equity Fund
Janus International Forty Fund
Janus Long/Short Fund
Janus Modular Portfolio Construction Fund
Janus Money Market Fund
Janus Orion Fund
Janus Overseas Fund
Janus Research Core Fund
Janus Research Fund
Janus Short-Term Bond Fund
Janus Smart Portfolio- Conservative
Janus Smart Portfolio- Moderate
Janus Smart Portfolio- Growth
Janus Triton Fund
Janus Twenty Fund
Janus Venture Fund
Janus Worldwide Fund
Perkins Large Cap Value Fund
Perkins Mid Cap Value Fund
Perkins Small Cap Value Fund


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                                            Revised effective as of July 6, 2009

                                   APPENDIX B

I.   NON-MONEY MARKET PORTFOLIOS

     (a) Each class of Shares of the Trust shall pay Janus Services LLC ("Janus Services") reasonable out-of-pocket expenses incurred in connection with any services performed directly by Janus Services as transfer agent. For Class A Shares, Class I Shares, and Class C Shares, administrative fees charged by broker/dealers, insurance companies, banks, trust companies, investment advisers, third party administrators and other financial intermediaries (collectively, "Intermediaries"), including those fees in connection with processing transactions through the National Securities Clearing Corporation ("NSCC"), similar processing channel, or manually traded may be included in such out-of-pocket expenses.

     (b) Class J Shares and Class L Shares: For transfer agency services provided directly by Janus Services, Class J Shares and Class L Shares of the Trust shall each pay Janus Services a fee, calculated and payable for each day that this Agreement is in effect, of 1/365 of 0.12% of the daily closing net asset value of each of the Class J Shares and Class L Shares of each portfolio on assets sold directly to shareholders. To reimburse Janus Services for its costs in engaging Intermediaries, each of the Class J Shares and Class L Shares of the Trust shall reimburse Janus Services in the amount of 1/365 of 0.25% of the daily closing net asset value of Class J Shares and Class L Shares of each portfolio on assets sold through Intermediaries.

     (c) Class R Shares and Class S Shares: Janus Services may receive from each of the Class R Shares and Class S Shares of the Trust a fee at an annual rate of up to 0.25% of the average daily net assets of each of the Class R Shares and Class S Shares of the Trust to compensate Janus Services for providing, or arranging for the provision of recordkeeping, subaccounting and administrative services to retirement or pension plan participants or other underlying investors investing in Class R Shares or Class S Shares, respectively, through intermediary channels.

     (d) Class T Shares: To reimburse Janus Services for its costs in engaging Intermediaries, Class T Shares of the Trust shall pay Janus Services in the amount of 1/365 of 0.25% of the daily closing net asset value of Class T Shares.

All fees in (b) through (d) above shall be subject to a reduction as set forth in Section 5.c. of this Agreement.
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II.  MONEY MARKET PORTFOLIOS

Notwithstanding the above, however, Janus Services agrees that it shall not look to the Funds or the Trust for compensation for its services provided under this Agreement to Janus Money Market Fund or Janus Government Money Market Fund (together, the "Money Funds"). Janus Services shall be compensated for its services to the Money Funds entirely by Janus Capital Management LLC ("Janus Capital"), the administrator to the Money Funds, pursuant to an Administration Agreement between Janus Capital and each of the Money Funds.